DELTA AND PINE LAND COMPANY
                                                     Moderator:  Tom Jagodinski
                                                     08-15-06/10:30 am CT
                                                     Confirmation #4627536
                                                     Page 1






                           DELTA AND PINE LAND COMPANY

                            Moderator: Tom Jagodinski
                                 August 15, 2006
                                   10:30 am CT


Operator:             Good afternoon. My name is (Louanna) and I will be your
                      conference operator today. At this time, I would like to welcome everyone to the discussion of Delta and Pine
                      Land/Monsanto Transaction conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.

                      Thank you. Mr. Jagodinski, you may begin your conference.

Tom Jagodinski:       Thank you, (Louanna). Good morning, everyone.
                      I have - although we're in separate places, I have on the phone with me Rick Greene, our Senior Vice President and - of International Corporate Development, and Kenny Avery, our Vice President of Finance and Treasurer. And we have quite a few participants; we have about 30 to 45 minutes for this call.

                      I guess, as everyone is aware by now, that we've made an announcement this morning that the Board of Directors of Delta and Pine has agreed to accept a $42 per share cash offer from Monsanto. The deal is obviously subject to DOJ approval and also subject to Delta and Pine shareholders favorably voting for the transaction. We think the deal is an excellent value for our shareholders and that's one of the reasons - the primary reason why we moved ahead with the transaction.

                      We have been working, as many of you know, on executing what we consider to be an excellent business plan over the last six or seven years in that we brought in new technologies, licensing technologies from others, and continue to develop our product pipeline. However, in the evaluation of whether or not to execute the transaction, we look out - we looked out and see and realized that the new technologies are some years away still, beginning in 2008 or 2009.

                      And when you look at the opportunity that this offer brings compared to remaining independents, the Board of Directors, after considering many factors -- the technology pipeline, the industry space, the issues around acreage and farm (bill) and so forth, the Board just decided it was time to go ahead and execute this transaction.

                      Anyway, I have some other remarks. In this particular transaction, unlike the 1998 transaction, we have much stronger deal protection mechanisms in place. The Monsanto realizes, I believe, that it will have to sell Stoneville and if it is - if it does, it will do so. And there are other things in place that protect us that were unlike the 1998 Agreement.

                      As a result, the execution disagreement, the arbitration where Monsanto was suing us essentially, that was to commence yesterday and, of course, that's when we had counterclaims against them, that arbitration has now been settled and terminated.

                      With respect to the ninth Delta and Pine versus Monsanto case, this is the one that originated from or resulted from the 1998 failed merger; that case has been stayed, meaning it's put on hold and assuming that the transaction closes, that obviously, at that particular time, the case would be dismissed.

                      With that, that concludes my opening comments about the deal. We will file an 8-K later today. I will provide some general comments about the terms of the Agreement but I'm not in a position to - we're not in a position to discuss intimate details.

                      Anyway, with that, (Louanna), I'd like you to open it up for questions.

Operator:             At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad.

                      Your first question comes from (Mike Judd), Greenwich Consultants.

(Mike Judd):          Good morning and congratulations on your announcement.

Tom Jagodinski:       Thank you.

(Mike Judd):          A question about the - have you recently negotiated
                      or can you just kind of give me an update of the relationships that you have with Syngenta and Monsanto, what some of the recent his - sorry, not - Syngenta and DuPont, what are some of the recent history there, any, you know, near-term deals that you have with them, and how they might be impacted by today's announcement?

Tom Jagodinski:       Certainly. As many of you know, in 2002, we
                      executed a technology - or Product Development Agreement with a company called Verdia, that company was acquired by Pioneer in 2004. And we cer - recently renegotiated the Joint Venture Agreement that we had with them and also expanded that relationship to gain access to some other technologies principally related to soybeans.

                      And in the original transaction, we had access to the DuPont (Gap) technology or it's basically, I'd like to say safening technology, but in the renegotiated licenses, we got access to optimum gap which is the dual herbi - it's a safening system for - it's basically a dual gene system or it safens the plant from (two) herbicides; and those agreements were I guess executed probably in June.

                      The Syngenta transaction we entered into in 2004 relates to VipCot which is an insect-resistant and cotton technology - or technology for cotton. And both of these contracts survived a change of control. And in the interim, between now and the closing of the transaction, we will continue to perform under those contracts, continue to develop those products because we still are an independent company and we will continue to execute the business strategy that we have set forth until the closing date occurs.

                      Now what happens after the change of control and when - and then at that time, the company will have to decide and I guess the technology part will have to decide what to do with those licenses but the contractual terms are such that they survived.

(Mike Judd):          Very good. Thank you.

Tom Jagodinski:       Yes.

Operator:             Your next question comes from (Peter Butler), (Landfill)
                      Investments.

(Peter Butler):       Yeah, hi. In view of the - you know, the gatekeeper
                      concept and the complications with your deals with Syngenta and DuPont, how can either one of those guys afford to let you go to give you up to Monsanto?

Tom Jagodinski:       Well, we have a technology relationship with
                      them and let me be very clear. This - the contract - we have a contract to sell the company to Monsanto and that contract contains anti-shop provisions and I certainly don't want to get crossways with those.

                      But from a strategic point of view, is generally, you know, you can sell - I've always said this, you can sell seed without trait incentive but you can't sell traits without the seed. And as you know, (Peter), our long suit is in the cotton germ plasm that we've developed over the last 90 years. I mean I think we've got the best library in the world.

                      And, you know, although recently, I guess in the last seven or eight years, the market in the U.S. has changed and our absolute share in the cotton market in the U.S. has declined from those high 70s to just over 50. But, you know, you've got Bayer and wise - I mean Bayer and Dow out there.

                      You know, we still - you still have to have seed to put your product in. And so - and in Monsanto's case, they have both seed and traits.

(Peter Butler):       Just a follow-on on that. Why couldn't you get
                      more? If - you've been making the case that your litigation with Monsanto in your litigation, you have a very strong case and you're playing on your whole - home field in Mississippi. They have a substantial risk that they lose which would be worth, you know, maybe more than the amount of money they're paying for you. And then secondly, related to that, why not - why don't you get stock? Monsanto stock was pretty attractive.

Tom Jagodinski:       Well, first of all, as with any litigation,
                      there is always a risk when you put your fate in the hands of a jury; nobody knows how you're going to turn out. I will also say that I think we do have an excellent case in the '98 litigation and with respect to the arbitration that's now been canceled, we didn't breach our licenses and we don't think we had any risk of having the licenses canceled which Monsanto is seeking to do.

                      But the fact is, you know, I've always told investors, don't buy this stock for the litigation, buy this stock for the, you know, the long-term appreciation of the business and the core assets that we have. If you want to look at the litigation, look at it as an upside.

                      And, you know, it's very difficult sitting here today to understand or to know with any degree or precision how the case would turn out; we could win and win big or we could win nothing. And to date, you know, we've had some very patient shareholders. We've spent over $50 million in litigation on legal fees on those two matters. And it - you know, management has spent a good deal of time having to - you know, having to deal with those.

                      And I just think that considering what we see in the industry, considering the fact that Monsanto has an excellent technology pipeline, and considering our germ plasm, and considering the EBITDA multiple that they're paying for this company, we just think it was a fair price at the time, considering all the facts and circumstances that are relevant in the industry and the global cotton industry and ag in general.

(Peter Butler):       And why not stock?

Tom Jagodinski:       Well, I guess there are a lot of reasons. I
                      suspect that if Monsanto were to issue stock, it probably would be diluted. But I think the other thing is they have a much higher multiple than we do and - or - and there they traded at a much higher multiple. I think their multiple is the highest in this sector and we're the second highest. We were the second highest before this deal was announced, I thought - I think we were trading at 12 or 13 times EBITDA if I'm not mistaken. But cash I think was the preferred consideration by both parties.

(Peter Butler):       Okay. Hey, thanks for the help and good luck to you, Jag.

Tom Jagodinski:       Thanks, (Peter).

Operator:             Your next question comes from (Kevin McCartney), Bank of
                      America.

Tom Jagodinski:       Hi, (Kevin).

(Kevin McCartney):    Hi, good morning, Jag. In the Monsanto call
                      just an hour ago, the company indicated that Delta and Pine Land came for sale fairly recently, I believe it was mid last week. Can you talk about the background of the transaction and were there any particular catalysts or events that may have changed in recent weeks that, you know, would alter your view or the view of the Board with regard to remaining an independent entity?

Tom Jagodinski:       Well, the transaction - the discussions around
                      this particular transaction did kick off last week; we started on Thursday and we finished it approximately 7:30
                      A.M. Eastern this morning. But anyway, the - or at least that's when we all got home, let's put it like that, we actually executed the contracts last night.

                      But I don't - I mean I wouldn't say that there was any catalyst that I'm aware of that would change anything with the parties, we're discussing certain strategic things and we concluded this was the best path to go.

(Kevin McCartney):    Was it a coincidence then that the timing was very close
                      to the start of the arbitration?

Tom Jagodinski:       Well, you'd have to ask them that. I mean their - you'd
                      have to ask them that.

(Kevin McCartney):    Okay. And on the fundamentals, Jag, could you address the
                      penetration of biotech traits in your portfolio versus the broader U.S. cottonseed market and what you think the opportunity might be there longer term?

Tom Jagodinski:       Well, I think - I mean I'm - somewhere north
                      of 90% of our cotton variety sold right now contains one or both of the Monsanto genes. The business plan that we have in place and continue to have in place until this transaction closes is to basically bring technology in from others, Syngenta and DuPont namely, to put those traits in our seed and shift - you know, shift away from the Monsanto traits. If - assuming they're competitive and
                      - because we made more money on them, because the fee-sharing is different.

                      But with respect to our trait penetration, we - you know, 90% plus is Monsanto's trait. We just launched the Bollgard II/Roundup Ready Flex this year; that penetration is modest at this particular time. But we're continuing to put the new Monsanto traits in our most (delete) germ plasm. So over time, you'll see a shift away from Bollgard I and Bollgard - from - away from Bollgard I and Bollgard II and away from Roundup Ready to Roundup Ready Flex.

(Kevin McCartney):    Would you recall offhand how much is double-stacked?

Tom Jagodinski:       Oh, essentially, I don't know the exact number but it's
                      way - it's well over half now.

(Kevin McCartney):    Okay. Thank you very much.

Tom Jagodinski:       Uh-huh.

Operator:             Your next question comes from (Ryan Lombardi), (Dolphin)
                      Partners.

(Ryan Lombardi):      Hi, good morning. It's (Ryan Lombardi) with
                      (Southsin). I guess just a follow-up on (Kevin's) question. You know, there was a question on the Monsanto call, you know, why now? This sort of - the interaction between the new companies has been going on a long time, there's a long history here and it seems like a tremendous
                      (doubt space). And their answer was, ask Delta and Pine.
                      And it seems like your answer to (Kevin's) question is, ask Monsanto. I mean did you shop the company or it's a cash deal? What was the process here?

Tom Jagodinski:       Well, that will be - we will explain the
                      entire process in the Proxy Statement that we file. But, you know, we have a lot - we have had a relationship with Monsanto at least since 1989 on the technology front and then the commercialization (reams) in '96 and we talked to Monsanto continuously about a variety of matters.

                      And I think that, you know, the discussions - in 1998, Monsanto, we had a transaction where they were going to buy the company; the market was different at that particular time, there was a rollup in the industry going on and so forth.

                      But, you know, just - I think when the parties sat down and started having discussions about, you know, how do we rebuild our partnership and how do we work together which is critical because we make a - Delta and Pine makes a significant amount of its money on Monsanto traits and this relationship is important among Monsanto as well, it just made sense that - it made sense that, you know, that they - it makes sense for them to own us also.

(Ryan Lombardi):      So it sounds like this came out of the
                      negotiations and it wasn't - I mean despite the fact that it was a cash deal, no one was - no one - no other company was really offered a chance to buy it.

Tom Jagodinski:       Well, this company is a publicly-traded
                      company; it's listed on the New York Stock Exchange. And anybody who's likely to buy us knows exactly where we are and how to get in touch with me. So, you know, we have talked with over the last several years with various strategic partners about their interest in either acquiring a company or preferring to do technology licenses. So, you know, I guess I don't buy into the premise of your question that the - you know, nobody else had an opportunity, they had - they've had an opportunity since 2000.

(Ryan Lombardi):      I'm just trying to get a feel for the process and I think
                      you've answered it. Thanks.

Operator:             Your next question comes from (Bill) Young, Credit Suisse.

William Young:        Hi, Jag. Congratulations on the deal.

Tom Jagodinski:       Thanks, (Bill). I got a question for you.

William Young:        Oh, hey, you're turning things around, huh?

Tom Jagodinski:       Yeah. Do you think you could raise the target of your
                      stock - or target stock price now?

William Young:        Gee, I guess I better. Gee, this is unbelievable.
                      And like you said, you guys have the second biggest EBITDA multiple, at least certainly in my company coverage and, you know, we could talk about the reasons for it or against it. But I think you've got a really good price here.

                      Now my question relates a little bit more to what you talked about before. Under the current arrangements, which you say are subject to renegotiation, are you guys required to commercialize the trades from Syngenta and DuPont assuming they have the property that you are currently aware of?

Tom Jagodinski:       I don't - there is not a requirement for renegotiation.
                      These contracts survive a change of control.

William Young:        No, no. I don't mean that. Okay?

Tom Jagodinski:       Okay, and I don't think we - we don't have an absolute
                      require to commercialize them in either case.

William Young:        Yeah. What does that mean absolute?

Tom Jagodinski:       Well we don't - I mean it's - look. We're
                      going to continue to work with them until the closing.
                      What Monsanto does with it after that is up to Monsanto when they own the asset. They can continue to develop them or they may not. It's just a matter of whatever choice they make.

William Young:        Okay. Now related to this thing here, what - how much of a hurdle do you think Monsanto has? I mean if I'm understanding, they said they would have to pay you up to $600 million if they can't get DOJ approval? I think that's what I heard this morning. Is that your understanding?

Tom Jagodinski:       In one - that is true in one circumstance. But
                      I would - there are - this is a complicated deal. It's more complicated than a normal transaction. And when we file the (ACAD) I encourage everybody to read the agreement itself, but that is one thing.

                      We feel like we have a very strong contract. It's - and let's face it. Monsanto is committed to getting this transaction done and based on my view of how the process unfolded. But, you know, we do have to have DOJ approval and, you know, we're going to continue to run this business in the ordinary course and comply with the contract.

William Young:        Now let's say another party came in, just make up a
                      number, and offered you $50 and you went ahead with that, what would be the break up fee payable to Monsanto in a case like that?

Tom Jagodinski:       I don't want to discuss the specifics of it.
                      But in - there is a whole process in the contract that provides that. Keep in mind there is a no shop provision in there.

William Young:        Right, I understand.

Tom Jagodinski:       So we have to comply with it. But I believe in the case of
                      a...

Rick Green:           Well we probably just want to wait for that contract to be filed Jag. I mean as you...

Tom Jagodinski:       It will be on there - it will be out there today shortly.

William Young:        Okay, now let me ask you the same question I asked
                      Monsanto. If you go back to 1998, the penetration of GM cotton wasn't all that large. Today it's over 90% and while buyer has a little bit of market share in GM traits in cotton, Monsanto has a preponderance of the technology there. And that's a big change since the last time. What makes you guys confident that you can get it through the DOJ this time given that situation?

                      You know, they try to portray it as hey, Delta Pine has lost market share since then, and this is a great opportunity now. We won't have any problems from DOJ. But I don't quite see it that way given that the bulk of all the cotton traits are coming from Monsanto on the GM side.

Tom Jagodinski:       Well you have two issues, the germ plasm share
                      and the trait share. I mean our germ plasm share has declined since the - from the high 70s low 80s to just over 50 now. The trait penetration, I mean you do have Bayer that has Liberty Link cotton. And I suspect that they are probably working on other herbicide tolerant technologies, although I don't know for sure. You also have Wide Strike that's in the market that it was developed by Dow.

                      So there are other technologies that are being developed by, you know, various well capitalized sophisticated companies. And I think they got started later than Monsanto and I think they're all playing catch up. And that's why we were able to, you know, to execute the licenses that we did with Syngenta and DuPont.

William Young: You know, well how much market share do you think Liberty Link and Wide Strike have together if you look over the acreage scene versus the Monsanto traits?

Tom Jagodinski:       I don't know (Bill). Liberty is not as -
                      Liberty has I guess a more - the Liberty herbicide is more narrowly focused in some areas. But, you know, I do think that like Monsanto has talked about and like DuPont has talked about or we've talked about, you know, we think that the next better mousetrap in the herbicide space is going to be a stack of two, you know, a dual system where the plant is safened from two herbicides. So you'll have other players. There are other players that I'm aware of that are working in that space.

William Young:        Okay, well just circle back. Would you be suspired if Dow
                      and Bayer together had more than 10% of the acreage in GM traits today in cotton?

Tom Jagodinski:       Well Bayer has 20 something percent or 30% of the - or 20%
                      to 30% market share germ plasm. I suspect most of it is biotech. I don't know what their trait mix is. They don't disclose it. They're not as transparent.

William Young:        Well I don't think it's that big, but you might be right.
                      You might be right. But we'll see. I think it's an interesting situation. We'll see how the DOJ reacts, plus we have a different administration, you know, in the White House right now.

Tom Jagodinski:       Right.

William Young:        Okay, well look. Thanks for answering my questions.
                      Congratulations again.

Tom Jagodinski:       Thanks a lot.

Operator:             Your next question comes from Diane Geissler, Merrill
                      Lynch.

Tom Jagodinski:       Hi Diane.

Diane Geissler:       Good morning Jag and Rick.

Rick Green:           Good morning.

Diane Geissler:       Congratulations.

Tom Jagodinski:       Thank you.

Diane Geissler:       Most of my question shave been answered but I
                      just - a quick question on the $600 million and maybe I was hearing it wrong. I just want a clarification on it.
                      They indicated that is the worst case scenario. Can I - is that - obviously I think the worst case scenario would be that the DOJ turns them down and this is a, you know, the deal breaks apart. Is that how I should read that?

Tom Jagodinski:       There are multiple provisions around - to cover a breech.
                      And I assume that either Monsanto has filed their AK or they disclose that on their call. Because I don't think I said anything about the number. Or either that or you have very good intelligence. But...

Diane Geissler:       No, they said it on their call.

Tom Jagodinski:       Okay, well there is a provision in there that
                      if they can't - under certain - they have an obligation to close this transaction. The $600 million I believe is a remedy if they cannot close it. But I'm not sure what - I don't recall exactly what their circumstances are.

Diane Geissler:       Will that be in your filing then that you put out?

Tom Jagodinski:       It will be. We'll file the agreement. We will file the
                      agreement.

Diane Geissler:       Okay. All right. Well then I will check there for the
                      details. That's all I had. Thank you.

Tom Jagodinski:       Mm-hmm

Operator:             Your next question comes from (Jed Goldfarb)
                      (unintelligible) Capital.

(Jed Goldfarb):       Hey Jag, congratulations:

Tom Jagodinski:       Thank you.

(Jed Goldfarb):       Most of my questions were answered as well.
                      Just one on the break up fee. If the proposed transaction were to be blocked by the Department of Justice and Monsanto had to pay the break up fee, is that - would the merger agreement require you to still dismiss a lawsuit?

Rick Green:           I think we need to wait for that.

Tom Jagodinski:       We need to wait for the agreement. Those are complicated
                      provisions. Because depending on the reason that the deal doesn't close there are different remedies. Okay?

(Jed Goldfarb):       Got you. And, you know, you answered the
                      question before whether you know, you had shopped the company since Thursday. I mean has DuPont or Syngenta approached you guys within the last, you know, 12 months?
                      I mean has litigation been a barrier to negotiations with these guys?

Tom Jagodinski:       Well we wouldn't comment on something like
                      that. But I mean we talked - we have relationships with Syngenta and DuPont and others that we talk to basically in some cases monthly, not necessarily about strategic things. But I couldn't comment about anything about in the M&A space.

(Jed Goldfarb):       Thanks very much, congrats.

Tom Jagodinski:       Thanks a lot.

Operator:             Your next question comes from (Matt Sate), First Capital
                      Alliance.

(Matt Sate):          The prior question has already been answered. Thank you.

Operator:             Your next question comes from (Patrick Rowe), Sterling
                      Capital.

(Patrick Rowe):       Yeah, hello Jag.

Tom Jagodinski:       (Patrick), how are you?

(Patrick Rowe):       I'm good, good. It was a nice way to start the day this
                      morning. Thank you for that.

Tom Jagodinski:       You're welcome. I enjoyed it myself.

(Patrick Rowe): You had a little bit more work to do over the weekend. Well, my questions have been answered. I just wanted to offer my congratulations on a long week and a long few years of work for you and your team culminating in this -- a job well done.

Tom Jagodinski:       Thanks a lot.

Operator:             Your next question comes from Peter Butler, Glenhill
                      Investments.

Peter Butler:         Yeah hey. I - Jag, maybe you could give us the benefit of
                      how you see things in the ag chemical game. How do you see this end game concluding in ag chemicals? There is three major players with seeds and there is three without. And how do you - what do you see next?

Tom Jagodinski:       Well there is, you know, the chemical, I mean
                      the ag chem sector had a bad year. I mean in - when that happens you have uncertainty. And you're right, you know we've always said there are more trait providers than there are cotton seed companies. And we've used that to our advantage.

                      I don't know what, you know, I don't follow the chemical side very well. But you have people like Bayer, Dow, DuPont Syngenta, and even BASF is working in the biotech arena and as - is obviously as its Monsanto. So I don't know what will happen.

Peter Butler:         Maybe could Rick - Mr. Green comment on what can you do
                      with Monsanto's money and organization to really accelerate what you're doing outside the United States?

Rick Green:           Well obviously, you know, as one of the, you know,
                      as an independent public company we've had a small presence outside the US for a number of years. And, you know, with some of the moves that we've made over the last six to eight months we obviously have been accelerating our pace of expanding our international business. But you know, we're a relatively small company compared to the multinational chemical players that you referred to earlier.

                      So Monsanto does have a large presence outside the US. Likewise some of the partners that we have today have large presence outside the US. So you know, regardless we look forward to ramping up our presence outside the US and getting our genetics on as many acres as we can. So the outlook is positive in any regard.

Peter Butler:         But it sort of speaks to the question I was
                      raising before that the - obviously with the foreign cotton acres dwarfing what we have here in the US if you had a really ramped up aggressive program you could more than replicate the success of Delta in the US. And the better the, you know, the better job you do there the cheaper the price becomes for Delta, the apparent price.

Rick Green:           Well I mean that's, you know, that's obviously the
                      strategy. I mean we talked for quite some time about the number of acres outside the US being around 70 million and the acres inside the US being 14 to 15 million. You know, the hurdle has been regulatory approvals or transgenes.
                      And I think, you know, we've seen a lot of barriers come down in recent years about that. So for instance, in Brazil we'll be launching Bogard in our fall their spring here in s few months.

                      So I mean there are a great deal of opportunities out there. And you know, regardless of whether we're independent or owned by Monsanto in the future, we do think there is a great deal of optimism about the international business.

Peter Butler:         Again, good luck to you guys.

Tom Jagodinski:       Thanks a lot Peter. (Wanda), we've got time for a couple
                      more and then we need to run.

Operator:             Okay. Your net question comes from (Aaron Levinoff) at the
                      Big Partners.

(Aaron Levinoff):     Congratulations. My question in terms of anti-trust
                      divestitures, I notice that Stoneville always seems to be divested. Are there any other investors contemplated such as Emergent Genetics? And likewise is related intellectual property divestitures required as well?

Tom Jagodinski:       I think those are Monsanto assets and I would
                      add I can't answer that because I don't know what their plans are. I think you'd be best asking them that, because if I answered I would be speculating.

(Aaron Levinoff):     So there is nothing else that you're aware of in terms of
                      within the agreement itself?

Tom Jagodinski:       Well the only thing that I'm aware of in the agreement is
                      the Stoneville situation.

(Aaron Levinoff):     Thank you very much.

Operator:             Your next question comes from Marybeth Connolly, Goldman
                      Sachs.

Marybeth Connolly:    Thank you. Most of my questions have been
                      answered but I just wanted to ask a quick question on valuation relative to the '98 deal. Monsanto in their call this morning mentioned a mid-teens EBITDA multiple on the
                      - in the $1.5 billion price. And if I look back, it looks like the '98 price was $1.8 or $1.9 billion. I just wanted to find out what the corresponding EBITDA multiple was.

Tom Jagodinski:       The multiples in '98 were even further off -
                      way off the chart. If you recall there was a roll up in the industry and Monsanto was chasing several companies, Dow was after Mycogen, DuPont bought Pioneer. And I think, you know, our stock was actually traded as high as $54 a share before the '98 deal was announced. But the PE and the EBITDA multiples were significantly higher then than they were today. And it was on speculation of a roll up and scarcity value then. And, you know, obviously the market has settled since then.

Marybeth Connolly:    Okay, so you think it has more to do with the market
                      dynamics than the erosion of market share?

Tom Jagodinski:       Yeah, definitely.

Mary Beth Connolly:   Thank you.

Operator:             Ladies and gentlemen we have reached the end of the
                      allotted time for questions and answers. Mr. Jagodinski, are there any closing remarks?

Tom Jagodinski:       Yes, well anyway, thanks everyone. I'm glad
                      that we were able to get this transaction put together. I think it's a excellent opportunity for our shareholders and it's a good opportunity for Monsanto. And until the transaction closes we will continue to run this business as we see fit and to do what we can to maximize earnings and the value of the company.

                      Thanks again.

Operator:             Thank you. This concludes today's conference call. You may now disconnect.


                                       END

In connection with Monsanto Company's ("Monsanto") proposed acquisition of Delta and Pine Land Company ("D&PL") pursuant to the terms of an Agreement and Plan of Merger by and among D&PL, Monsanto, and a wholly-owned subsidiary of Monsanto, D&PL will file a proxy statement with the Securities and Exchange Commission (the "SEC"). Investors are urged to read the proxy statement (including all amendments and supplements to it) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about D&PL, without charge, at the SEC's Internet site (www.sec.gov). These documents may also be obtained for free from D&PL's Investor Relations web site (www.deltaandpine.com) or by directing a request to D&PL at: Delta and Pine Land Company, Corporate Offices, P.O. Box 157, Scott, MS 38772.

D&PL and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from D&PL's stockholders in respect of the proposed transaction.

Information regarding D&PL's directors and executive officers is available in D&PL's proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on November 29, 2005. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction.

This written communication contains forward-looking statements that involve risks and uncertainties concerning Monsanto's proposed acquisition of D&PL, D&PL's expected financial performance, as well as D&PL's strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of D&PL to the transaction and general economic conditions. In addition, please refer to the documents that D&PL files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by D&PL identifies and addresses other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. D&PL is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.